Exhibit 10.1
LPL FINANCIAL HOLDINGS INC.
Non-Employee Director Compensation Policy
Annual Retainer
•All non-employee directors receive an annual retainer of $310,000, which is paid in advance on the next business day following the Company’s annual meeting of stockholders (the “Annual Payment Date”). Of this amount, $105,000 is paid in a lump sum in cash and $205,000 is paid in the form of restricted shares of the Company’s common stock (the “Common Stock”).

•The restricted shares are issued under the Company’s 2021 Omnibus Equity Incentive Plan (the “2021 Plan”) and vest in full on the date immediately prior to the date of the Company’s next annual meeting of stockholders (the “Vesting Date”). The number of restricted shares is determined by dividing $205,000 by the average of the closing price per share of the Common Stock on The NASDAQ Stock Market for the trailing thirty consecutive trading days inclusive of the Annual Payment Date (the “Grant Price”), rounded down to the nearest whole share.

•In lieu of the above cash payment, a non-employee director may make an election (an “Election”) to be issued, on the Annual Payment Date, a number of shares of the Common Stock under the 2021 Plan determined by dividing $105,000 by the Grant Price, rounded down to the nearest whole share. An Election must be delivered in writing (including electronic mail) prior to the Annual Payment Date during an open trading window under the Company’s insider trading policy.

Additional Service Retainers
•Members of the standing committees of the Board of Directors receive annual service retainers in the following amounts, paid in cash in quarterly installments following the end of each quarter of service:

	Chair	Each Other Member
Audit Committee	$30,000	$15,000
Compensation and Human Resources Committee	$25,000	$12,500
Nominating and Governance Committee	$20,000	$10,000

•The Chair of the Board receives an additional annual service retainer of $140,000, paid in cash in quarterly installments following the end of each quarter of service.

Newly Elected Directors
Following a non-employee director’s initial election to the Board of Directors other than on the date of an annual meeting of stockholders, he or she will receive a portion of the annual retainer (the “Pro-Rated Retainer”), payable on the first business day of the month immediately following such election (the “Election Payment Date”).

•The cash portion of the Pro-Rated Retainer will be calculated by multiplying $105,000 by a fraction, the numerator of which is the number of full months between the Election Payment Date and the Vesting Date and the denominator of which is 12 (the “Cash Amount”).

Exhibit 10.1

•The number of restricted shares to be issued will be determined by (i) multiplying $205,000 by a fraction, the numerator of which is the number of full months between the Election Payment Date and the Vesting Date and the denominator of which is 12, and (ii) dividing such product by the average of the closing price per share of the Common Stock on The NASDAQ Stock Market for the trailing thirty consecutive trading days inclusive of the Election Payment Date, rounded down to the nearest whole share. The restricted shares will be issued under the 2021 Plan and vest in full on the Vesting Date.

•In lieu of the above cash payment, a non-employee director may make an election to be issued, on the Election Payment Date, a number of shares of Common Stock under the 2021 Plan determined by dividing the Cash Amount by the average of the closing price per share of the Common Stock on The NASDAQ Stock Market for the trailing thirty consecutive trading days inclusive of the Election Payment Date, rounded down to the nearest whole share. Such an election must be delivered in writing (including electronic mail) on or prior to the date of the director’s election to the Board of Directors.

Newly elected directors, and directors who are newly appointed to a committee, will also be entitled to pro-rated service retainers for any full month following his or her initial election to the Board of Directors or initial appointment to a committee of the Board of Directors, as applicable.

Directors may elect to defer their annual retainer, but not, for the avoidance of doubt, their additional service retainers, under the Company’s Non-Employee Director Deferred Compensation Plan. If the restricted stock portion of the annual retainer is deferred, a director will receive a grant of restricted stock units under the 2021 Plan in lieu of restricted stock.

In the discretion of the Board of Directors, the grant date of shares of Common Stock, including restricted shares, may be delayed until the next open trading window under the Company’s insider trading policy then in effect.

Effective as of May 22, 2025